UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	March 12, 2009

STEREOTAXIS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50884	94-3120386
(Commission File Number)	(IRS Employer Identification No.)

4320 Forest Park Avenue, Suite 100, St. Louis, Missouri	63108
(Address of Principal Executive Offices)	(Zip Code)

(314) 678-6100
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On March 12, 2009, Stereotaxis, Inc. (the “Company”) entered into an Amended and Restated Loan and Security Agreement (the “Agreement”) with Silicon Valley Bank (the “Bank”) to amend and restate the terms of that certain Loan and Security Agreement, dated April 30, 2004, by and between the Company and the Bank, as amended (the “Original Agreement”). The following describes the material modifications to the Original Agreement effected by the Agreement.

The Agreement extends the maturity date on the Company’s revolving line of credit until March 31, 2010. The Agreement sets the maximum amount of credit that potentially may be extended to the Company by the Bank at $25 million, which includes a $10 million sublimit for funds advanced subject to certain investor guarantees. As previously announced, Alafi Capital Company LLC and certain affiliates of Sanderling Venture Partners, stockholders of the Company, have executed a $10 million unsecured loan commitment to the Company. Pursuant to that commitment, those stockholders have executed guarantees in favor of the Bank, severally but not jointly and severally, of amounts borrowed by the Company from the Bank (subject to the $10 million sublimit).

On March 12, 2009, the Company also entered into that certain Export-Import Bank Loan and Security Agreement (the “Ex-Im Agreement”) with the Bank. The Ex-Im Agreement expands the advance rate on foreign receivables set forth in the Original Agreement. Pursuant to the Ex-Im Agreement, the Bank issued the Company revolving line of credit of up to $10 million, guaranteed by Export-Import Bank of the United States, in connection with the Company’s foreign accounts receivable.

Item 8.01.	Other Events

On March 16, 2009, the Company issued a press release (the “Press Release”) regarding the Agreement. A copy of the Press Release is being filed as Exhibit 99.1 hereto, and the statements contained therein are incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.
99.1	Stereotaxis, Inc. Press Release dated March 16, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEREOTAXIS, INC.

Date: March 16, 2009	By:	/s/ James M. Stolze
	Name:	James M. Stolze
	Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document

99.1	Stereotaxis, Inc. Press Release dated March 16, 2009.